Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-81825 and 333-149634 on Form S-8 and Registration Statement No. 333-190307 on Form F-3 of our report dated 20 May 2014, relating to the 2014 and 2013 consolidated financial statements (before the effects of the retrospective adjustments to the segment disclosures discussed in Note 2 to the consolidated financial statements) (not presented herein) of Vodafone Group Plc and subsidiaries (the “Group”), appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended 31 March 2015.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

8 June 2015